UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1 )*
                               -------------------


                                HNC Software Inc.
                                -----------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    40425P10
                                    --------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 13 pages







--------------------------------------------------------------------------------
CUSIP NO. 40425P10                    13G                     PAGE 2 OF 13 PAGES
          --------                                                 -    --
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Battery Ventures, L.P.
                 04-2820106

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware Limited Partnership

------- ------------------------------------------------------------------------
-------------------------- ----- -----------------------------------------------
                            5    SOLE VOTING POWER
        NUMBER OF
         SHARES                           - 0 - shares

                           ----- -----------------------------------------------
                           ----- -----------------------------------------------
                            6    SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                                          - 0 - shares

                           ----- -----------------------------------------------
                           ----- -----------------------------------------------
          EACH              7    SOLE DISPOSITIVE POWER
        REPORTING
                                          - 0 - shares

                           ----- -----------------------------------------------
                           ----- -----------------------------------------------
       PERSON WITH          8    SHARED DISPOSITIVE POWER

                                          - 0 - shares

-------------------------- ----- -----------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 - 0 - shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 PN

------- ------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 2 of 13 pages





--------------------------------------------------------------------------------
CUSIP NO. 40425P10                    13G                     PAGE 3 OF 13 PAGES
          --------                                                 -    --
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 ABF Partners, L.P.
                 04-2783621
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware Limited Partnership

------- ------------------------------------------------------------------------
-------------------------- ----- -----------------------------------------------
                            5    SOLE VOTING POWER
        NUMBER OF
         SHARES                           - 0 - shares

                           ----- -----------------------------------------------
                           ----- -----------------------------------------------
                            6    SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                                          - 0 - shares

                           ----- -----------------------------------------------
                           ----- -----------------------------------------------
          EACH              7    SOLE DISPOSITIVE POWER
        REPORTING
                                          - 0 - shares

                           ----- -----------------------------------------------
                           ----- -----------------------------------------------
       PERSON WITH          8    SHARED DISPOSITIVE POWER

                                          - 0 - shares

-------------------------- ----- -----------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 - 0 - shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 PN

------- ------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 3 of 13 pages






--------------------------------------------------------------------------------
CUSIP NO. 40425P10                    13G                     PAGE 4 OF 13 PAGES
          --------                                                 -    --
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Howard Anderson

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 USA

------- ------------------------------------------------------------------------
-------------------------- ----- -----------------------------------------------
                            5    SOLE VOTING POWER
        NUMBER OF
         SHARES                           - 0 - shares

                           ----- -----------------------------------------------
                           ----- -----------------------------------------------
                            6    SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                                          - 0 - shares

                           ----- -----------------------------------------------
                           ----- -----------------------------------------------
          EACH              7    SOLE DISPOSITIVE POWER
        REPORTING
                                          - 0 - shares

                           ----- -----------------------------------------------
                           ----- -----------------------------------------------
       PERSON WITH          8    SHARED DISPOSITIVE POWER

                                          - 0 - shares

-------------------------- ----- -----------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 - 0 - shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 4 of 13 pages






--------------------------------------------------------------------------------
CUSIP NO. 40425P10                    13G                     PAGE 5 OF 13 PAGES
          --------                                                 -    --
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Richard D. Frisbie

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 USA

------- ------------------------------------------------------------------------
-------------------------- ---- ------------------------------------------------
                            5   SOLE VOTING POWER
        NUMBER OF
         SHARES                          5,000 shares

                           ---- ------------------------------------------------
                           ---- ------------------------------------------------
                            6   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                                         - 0 - shares

                           ---- ------------------------------------------------
                           ---- ------------------------------------------------
          EACH              7   SOLE DISPOSITIVE POWER
        REPORTING
                                         5,000 shares

                           ---- ------------------------------------------------
                           ---- ------------------------------------------------
       PERSON WITH          8   SHARED DISPOSITIVE POWER

                                         - 0 - shares

-------------------------- ---- ------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 5,000 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0.03%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 5 of 13 pages






--------------------------------------------------------------------------------
CUSIP NO. 40425P10                    13G                     PAGE 6 OF 13 PAGES
          --------                                                 -    --
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Robert G. Barrett

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 USA

------- ------------------------------------------------------------------------
-------------------------- ---- ------------------------------------------------
                            5   SOLE VOTING POWER
        NUMBER OF
         SHARES                          - 0 - shares

                           ---- ------------------------------------------------
                           ---- ------------------------------------------------
                            6   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                                         - 0 - shares

                           ---- ------------------------------------------------
                           ---- ------------------------------------------------
          EACH              7   SOLE DISPOSITIVE POWER
        REPORTING
                                         - 0 - shares

                           ---- ------------------------------------------------
                           ---- ------------------------------------------------
       PERSON WITH          8   SHARED DISPOSITIVE POWER

                                         - 0 - shares

-------------------------- ---- ------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 - 0 - shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 6 of 13 pages






--------------------------------------------------------------------------------
CUSIP NO. 40425P10                    13G                     PAGE 7 OF 13 PAGES
          --------                                                 -    --
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Oliver D. Curme

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 USA

------- ------------------------------------------------------------------------
-------------------------- ---- ------------------------------------------------
                            5   SOLE VOTING POWER
        NUMBER OF
         SHARES                          14,076 shares

                           ---- ------------------------------------------------
                           ---- ------------------------------------------------
                            6   SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                                         - 0 - shares

                           ---- ------------------------------------------------
                           ---- ------------------------------------------------
          EACH              7   SOLE DISPOSITIVE POWER
        REPORTING
                                         14,076 shares

                           ---- ------------------------------------------------
                           ---- ------------------------------------------------
       PERSON WITH          8   SHARED DISPOSITIVE POWER

                                         - 0 - shares

-------------------------- ---- ------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,076 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 0.08%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 7 of 13 pages







ITEM 1 (A).  NAME OF ISSUER:

             HNC Software Inc.

ITEM 1 (B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             5930 Cornerstone Court West, San Diego, CA 92121-3728

ITEM 2 (A).  NAME OF PERSONS FILING:

             Battery Ventures, L.P. ("Battery"), ABF Partners, L.P. ("ABF"), Howard Anderson ("Anderson"), Richard D. Frisbie ("Frisbie"), Robert G. Barrett ("Barrett") and Oliver D. Curme ("Curme"). Anderson, Frisbie, Barrett and Curme are the general partners of ABF, the sole general partner of Battery.

ITEM 2 (B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             The address of the principal business office of each of Battery, ABF, Anderson, Frisbie, Barrett and Curme is c/o Battery Ventures, 20 William Street, Boston, MA 02181.

ITEM 2 (C).  CITIZENSHIP:

             Messrs. Barrett, Curme, Frisbie and Anderson are United States citizens. Battery and ABF are limited partnerships organized under the laws of the State of Delaware.

ITEM 2 (D).  TITLE OF CLASS OF SECURITIES:

             Common Stock, $.001 par value

ITEM 2 (E).  CUSIP NUMBER

             40425P10

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

             (a)[ ] Broker or Dealer registered under  Section 15 of the Securi-
                    ties Exchange Act of 1934 (the "Act").

             (b)[ ] Bank as defined in Section 3(a)(6) of the Act.

             (c)[ ] Insurance Company as defined in Section 3(a)(19) of the Act.

             (d)[ ] Investment Company registered under Section 8 of the Invest-
                    ment Company Act of 1940.

             (e)[ ] Investment Advisor  registered under  Section 203 or the In-
                    vestment Advisors Act of 1940.


                               Page 8 of 13 pages







            (f)[ ] Employee Benefit Plan, Pension Fund  which is subject to  the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

            (g)[ ] Parent  Holding  Company,  in accordance  with  Rule 13d-1(b)
                   (ii)(G) of the Act.

            (h)[ ] Group, in accordance with Rule 13a-1(b)(1)(ii)(H) of the Act.

            NOT APPLICABLE

ITEM 4.     OWNERSHIP:

            (a) Amount Beneficially Owned:

                Battery owns beneficially and of record -0- shares of Common Stock of HNC Software Inc. as of December 31, 1996. ABF, the general partner of Battery, may be deemed to own beneficially the -0- shares of Common Stock held by Battery as of December 3, 1996. Barrett, Curme, Frisbie and Anderson are general partners of ABF, and each therefore may be deemed to own beneficially the -0- shares held by Battery as of December 31, 1996. Frisbie owns beneficially and of record 5,000 shares of HNC Software, Inc. as of December 31, 1996. Curme owns beneficially and of record 11,426 shares of HNC Software, Inc. as of December 31, 1996 and owns beneficially options to purchase up to 2,650 shares of HNC Software, Inc. as of December 31, 1996.

            (b) Percent of Class:

                Each of Battery, ABF, Anderson and Barrett owns beneficially 0.0% of the Common Stock of HNC Software Inc. Frisbie owns beneficially .03% of the Common Stock of HNC Software, Inc. Curme beneficially owns .08% of the Common Stock of HNC Software, Inc. The percentages are based on the 17,629,716 shares of Common Stock reported to be outstanding on October 31, 1996 in the HNC Software Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 1996. (c) Number of Shares as to which such person has:

                (i)   sole power to vote or direct the vote: Battery:  -0-; ABF:
                      -0-;  Barrett:  -0-; Curme:  14,076,  Frisbie:  5,000; and
                      Anderson: -0-.

                (ii)  shared power to vote or to direct the vote: Battery:  -0-;
                      ABF: -0-;  Barrett:  -0-; Curme:  -0-;  Frisbie:  -0-; and
                      Anderson: -0-.

                (iii) sole power to dispose  or to direct  the  disposition  of:
                      Battery:  -0-;  ABF: -0-;  Barrett:  -0-;  Curme:  14,076;
                      Frisbie: 5,000; and Anderson: -0-.


                               Page 9 of 13 pages







                (iv)  shared power to dispose or to direct the  disposition  of:
                      Battery: -0-; ABF: -0-; Barrett: -0-; Curme: -0-; Frisbie:
                      -0-; and Anderson: -0-.


ITEM (5).   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the common stock.

ITEM (6).   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            NOT APPLICABLE.

ITEM (7).   IDENTIFICATION AND  CLASSIFICATION  OF THE SUBSIDIARY WHICH ACQUIRED
            THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:

            NOT APPLICABLE.

ITEM (8).   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            NOT APPLICABLE.

ITEM (9).   NOTICE OF DISSOLUTION OF GROUP:

            NOT APPLICABLE.

ITEM (10).  CERTIFICATION:

            NOT APPLICABLE.

            Not filed pursuant to Rule 13d-1(b).


                               Page 10 of 13 pages






                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February  14, 1997               BATTERY VENTURES, L.P.

                                         By: ABF PARTNERS, L.P.

                                             By: /s/ Richard D. Frisbie
                                                 ----------------------
                                                 General Partner

                                         ABF PARTNERS, L.P.

                                         By: /s/ Richard D. Frisbie
                                             ----------------------
                                             General Partner

                                                *
                                         ------------------
                                         Robert G. Barrett

                                                *
                                         ------------------
                                         Oliver D. Curme

                                                *
                                         ------------------
                                         Richard D. Frisbie

                                                *
                                         ------------------
                                         Howard Anderson


*By: /s/Richard D. Frisbie
     ---------------------

Name: Richard D. Frisbie
      --------------------
        Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.


                               Page 11 of 13 pages






                                                                       EXHIBIT I
                                                                       ---------

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of HNC Software Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February  14, 1997               BATTERY VENTURES, L.P.

                                         By: ABF PARTNERS, L.P.

                                             By: /s/ Richard D. Frisbie
                                                 ----------------------
                                                 General Partner

                                         ABF PARTNERS, L.P.

                                         By: /s/ Richard D. Frisbie
                                             ----------------------
                                             General Partner

                                                *
                                         ------------------
                                         Robert G. Barrett

                                                *
                                         ------------------
                                         Oliver D. Curme

                                                *
                                         ------------------
                                         Richard D. Frisbie

                                                *
                                         ------------------
                                         Howard Anderson


*By: /s/Richard D. Frisbie
     ---------------------

Name: Richard D. Frisbie
      --------------------
        Attorney-in-Fact

--------------------------------------------------------------------------------
This Agreement was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.


                               Page 12 of 13 pages



                                                                      EXHIBIT II


                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Oliver D. Curme and Richard D. Frisbie, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and document that may be necessary, desirable or appropriate to be executed in his capacity as a general partner of ABF Partners, L.P., ABF Partners II, L.P., and Battery Partners III, L.P., or in his capacity as a member manager of Battery Partners IV, LLC, with respect to securities held by such signatory as a result of his relationship with any of the foregoing entities or with Battery Ventures, L.P., Battery Ventures II, L.P., Battery Ventures III, L.P. or Battery Ventures IV, L.P., pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 1997.


                                         /s/ Richard D.Frisbie
                                         ---------------------
                                         Richard D. Frisbie

                                         /s/Robert G. Barrett
                                         ---------------------
                                         Robert G. Barrett

                                         /s/Howard Anderson
                                         ---------------------
                                         Howard Anderson

                                         /s/Oliver D. Curme
                                         ---------------------
                                         Oliver D. Curme

                                         /s/Thomas J. Crotty
                                         ---------------------
                                         Thomas J. Crotty

                                         /s/Kenneth P. Lawler
                                         ---------------------
                                         Kenneth P. Lawler

                                         /s/Todd A. Dagres
                                         ---------------------
                                         Todd A. Dagres


                               Page 13 of 13 pages